Exhibit 10.1

SHARE CANCELLATION AGREEMENT

This Share Cancellation Agreement (this “Agreement”), is made and entered into as of March 15, 2019 (the “Effective Date”), by and between Mr. Ban Siong Ang (the “Stockholder”), an individual with an address at 4th Floor, No. 10 Building, Xinglin Bay Business Operation Center, Jimei District, Xiamen City, Fujian Province, China 361022, and Heyu Biological Technology Corporation, a Nevada corporation (the “Company”). The Stockholder and the Company are hereinafter sometimes referred to individually as a “party” or collectively as the “parties.”

RECITALS:

WHEREAS, in October 2018, a series of share transfer agreements (the “Share Transfer Agreements”) were entered by and between the Stockholder and certain buyers (the “Buyers”), who are non-U.S. persons;

WHEREAS, pursuant to the Share Transfer Agreements, the Stockholder transferred an aggregate amount of 109,006,861 shares of common stock of the Company (the “Shares”) to the Buyers in exchange of cash paid by the Buyers;

WHEREAS, pursuant to the Share Transfer Agreements, the Company authorized and directed its registrar and transfer agent, Standard Registrar and Transfer Company, Inc. (the “Transfer Agent”), to cancel the Shares held by the Stockholder and to issue an aggregate amount of 109,006,861 new shares of common stock of the Company (the “New Shares”) to the Buyers through an instruction letter dated October 17, 2018 (the “Instruction Letter”), attached hereto as Exhibit A;

WHEREAS, upon receiving the Instruction Letter, the Transfer Agent only issued the New Shares to the Buyers and failed to cancel the Shares held by the Stockholder; and

WHEREAS, to cancel the Shares held by the Stockholder, the Company proposes to enter into the Agreement with the Stockholder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties, and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1 – Cancellation of the Shares

1.1	Cancellation of the Shares. On the Effective Date, the Stockholder shall surrender the Shares to the Company and relinquish any rights or interests in the Shares, and the Company shall cancel the Shares by providing the Transfer Agent appropriate instructions.

1.2	Payment to the Stockholder. On the Effective Date, the Company shall pay $10 to the Stockholder for the cancellation of the Shares.

1.3	Instruments of Transfer and Further Assurances.

a.	The Stockholder’s Deliveries. On the Effective Date, the Stockholder shall execute and deliver to the Company the following:

i.	the original stock certificate evidencing his title in the Shares; and

ii.	all documents necessarily required by the Transfer Agent to cancel the Shares.

b.	Further Assurances. The Stockholder and the Company, at the request of either party, shall deliver any further instruments and take all reasonable actions that may be necessary or appropriate to complete the share cancellation contemplated by the Agreement.

1.4	Release. By signing the Agreement, the Stockholder, on behalf of the Stockholder’s successors and assigns, unconditionally and irrevocably releases and discharges the Company, its officers, directors, partners, principals, agents, employees, affiliates, and assigns, and the Company, on behalf of its successors and assigns, unconditionally and irrevocably releases and discharges the Stockholder and the Stockholder’s successors and assigns, from any claims, lawsuits, causes of action, liabilities, damages, remedies, attorney’s fees, obligations, losses, costs, expenses, third-party demands, and debts in connection with any disputes arising under or relating to the Shares and the release of the Shares under the Agreement, whether known or unknown, claimed or suspected, arising under common law, in equity, or under statute.

Article 2 – General Provisions

2.1	Parties in Interest. The Agreement binds and benefits the Stockholder, the Company, and their respective heirs, executors, legal representatives, and assigns, including but not limited to any successor to the Company, whether by merger, consolidation, sale of stock, or sale of assets.

2.2	Parties Advised by Counsel. The Agreement has been negotiated between parties who are sophisticated and knowledgeable in the matters contained herein and who have been represented by legal counsel. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intention of the parties, and any rule of law which would require interpretation of any ambiguities in the Agreement against the drafting party is not applicable and is hereby waived. The Stockholder acknowledges that the Stockholder has been advised by the Company to consult with the Stockholder’s tax advisor to determine the tax consequences of executing the Agreement, and that the Company is not liable for any taxes owed by the Stockholder arising from or relating to actions and agreements under the Agreement.

2.3	Execution. If the Agreement is executed in two or more counterparts, all of which taken together constitutes one and the same instrument. The Stockholder and the Company’s exchange of the Agreement by facsimile or any other means mutually agreed by the two parties constitutes effective execution and delivery of the Agreement. The signatures of the Stockholder and the Company, when electronically scanned or signed through any other means deemed appropriate by both parties, carry the same force and effect as the use of a manual signature.

2.4	Severability. If any provision of the Agreement is invalid or unenforceable in any jurisdiction, such invalidity or unenforceability does not affect the validity or enforceability of the remainder of the Agreement in that jurisdiction or the validity or enforceability of any provision of the Agreement in any other jurisdiction.

2.5	Entire Agreement. The Agreement contains the entire understanding of the Stockholder and the Company with respect to the subject matter contained in the Agreement. The Agreement supersedes all prior agreements and understandings between the two parties with respect to such subject matter.

2.6	Governing Law. The internal law of State of New York, without regard to principles of conflict of laws therein, govern all matters arising under or relating to the Agreement, including torts.

2.7	Jurisdiction and Venue. The parties agree that any dispute arising out of or any matter relating to the Agreement will be adjudicated before a state or federal court located in New York, New York. Both parties consent to the exclusive jurisdiction of the federal and state courts located in New York, New York with respect to any action, legal proceeding, or lawsuits commenced by any party in connection with the Agreement and irrevocably waive any objection to the choice of venue either party now or may have in the future.

[Signature page follows]

IN WITNESS WHEREOF, the Agreement is executed the day and year first above written.

The Company:

Heyu Biological Technology Corporation

/s/ Ban Siong Ang
By:	Ban Siong Ang
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

The Stockholder:

Mr. Ban Siong Ang

/s/ Ban Siong Ang
Name:	Ban Siong Ang

Exhibit A

Instruction Letter